Exhibit 5.1

ArcelorMittal S.A.
24-26, boulevard d’Avranches
L-1160 Luxembourg

Luxembourg, 1 June 2015

O/Ref. :	PH/TKA
Re :	Legal opinion

Dear Sirs,

1. We have acted as Luxembourg counsel to ArcelorMittal, a société anonyme organised under the laws of Luxembourg with registered office at 24-26, boulevard d’Avranches, L-1160 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 82.454 (the “Company”), in connection with the Company’s offering, pursuant to a prospectus supplement to the registration statement on Form F-3 (the “Registration Statement”) filed on 27 May 2015 with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), of (i) $ 500,000,000 5.125% Notes due 2020 and (ii) $ 500,000,000 6.125% Notes due 2025 (together, the “Notes”).

2. The Notes are issued under a securities indenture dated 1 June 2015 (the “Indenture”) entered into between the Company, Wilmington Trust, National Association, as trustee (the “Trustee”) and Citibank, N.A. as securities administrator (the “Securities Administrator”) as supplemented by the first supplemental indenture with respect to the Notes dated 1 June 2015 (the “First Supplemental Indenture” and, together with the Indenture, the “Indentures”).

3. For the purpose of this opinion, we have reviewed the following documents:

3.1 an e-mailed copy of the Registration Statement;

3.2	an e-mailed copy of the executed Indenture;

3.3	an e-mailed copy of the executed First Supplement Indenture;

3.4	a copy of the Company’s consolidated articles of association (statuts coordonnés) as at May 8, 2013 as deposited in the Company’s file with the RCS on May 14, 2013 (the “Articles”);

3.5	an emailed scanned copy of the certificate executed by Mr Henk Scheffer, Company Secretary, and Mr Thierry Royer, Group Treasurer of the Company, acting in their capacity as authorised signatories for daily affairs of the Company and dated 1 June 2015 certifying that on 5 May 2015 the board of directors of the Company (the “Board of Directors”) has authorized an envelope of USD 5 billion (five billion US dollars) or its equivalent in order to raise funds in the debt capital markets, in particular via public and/or private issuances, in various currencies and markets: Europe, North America (Canada and U.S.), Brazil or Japan and the delegation of power to any two persons Authorized for Daily Affairs and/or Finance Special Proxyholders to execute all agreements, ancillary documents and any other documents and/or to take any action necessary to implement any such raising of funds and that such envelope includes a US bond offering by the Company (the “Officers’ Certificate”);

3.6	a non-certified electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS on 1 June 2015 (the “RCS Certificate”) certifying that as of 31 May 2015 no Luxembourg court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures according to Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings (“Regulation 1346/2000”) is filed with the RCS in respect of the Company;

3.7	a copy of the list of authorised signatories of the Company dated 1 April 2015 and filed with the RCS on 2 April 2015; and

3.8	a non-certified electronic extract issued by the RCS in relation to the Company dated 1 June 2015 (the “Extract”).

The documents listed under paragraphs 3.1 through 3.8 are hereinafter referred to as the “Documents”.

4. We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 1 June 2015 at 9:01 a.m. (CET) as to whether bankruptcy proceedings against the Company have been filed with the court in Luxembourg and we have made an electronic company search on the Company on the website of the RCS on 1 June 2015 at 9:00 a.m. (CET) (the “Company Search”). Our enquiries showed that no bankruptcy procedure had been filed to that time and we have received the RCS Certificate. It should be noted that such searches are subject to the disclaimers on the relevant websites and are not capable of revealing whether a writ has been served on the Company but has not yet been enrolled with the court and thus we cannot opine thereon or as to whether a writ commencing any such proceeding has been served on the Company but has not yet been enrolled with the court. The search at the RCS showed further that as at its date no compulsory liquidation procedure is pending in relation to the Company. It should be noted that notice of a winding-up order or a resolution to that effect passed may not be filed with the RCS immediately or may, even though filed, not be published on the website of the RCS immediately. Thus, we cannot opine as to whether any liquidation procedure has been initiated but not yet filed and published with the RCS. We have not made any enquiries other than those described in this section 4.

5. For this opinion, we have relied on the accuracy and completeness of the Articles. We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual as signatory on the document. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (ii) that the Notes conform to the form thereof that we have reviewed and (iii) that the Notes have been authenticated in accordance with the terms of the Indentures. We have assumed that the Notes have been issued against a payment in cash. We have also assumed that the statements made in the Officers’ Certificate are a true record of the proceedings and facts described therein, and that the resolutions described in the Officers’ Certificate were validly passed in a duly convened and constituted meeting of the Board of Directors and that such resolutions are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion. We have furthermore assumed that the Articles have not been amended and that the List of Authorised Signatories remains in full force and effect and has not been amended, rescinded or terminated.

6. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

7. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

7.1	The Company is a public limited liability company (société anonyme) duly incorporated and existing in Luxembourg. The Company possesses the capacity to be sued and to sue in its own name.

7.2.	The Company has all the necessary corporate power and authority to issue and deliver the Notes and has taken all necessary corporate actions, and no other action is required to be taken by it, to authorise the issuance and delivery of the Notes.

We express no opinion on the legality, validity or enforceability of the Notes under the laws of New York.

8. This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles, the Extract and the searches described above in section 4. However such searches are not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on the files of the relevant party.

9. This opinion speaks as of its date and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10. It is understood that this opinion is to be used only in connection with the offer and sale of the Notes.

11. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Report on Form 6-K furnished by the Company and incorporated by reference into the Registration Statement and to the use of our name in the Registration Statement under the heading “Validity of Notes”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the United States Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours faithfully,

/s/ PHILIPPE HOSS
Philippe Hoss
Elvinger, Hoss & Prussen